DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity # E0084762005-9
Document Number: 20060006783-22
Date Filed: 1/6/2006 8:00:51 AM
In the office of
Dean Heller
Secretary of State

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

ABOVE SPACE IS

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
Green Mountain Capital Inc.

2. The articles have been amended as follows (provide article numbers, if available):
The attached sheet is hereby inserted as an additional paragraph at the end of the section entitled "Capital Stock" of the Continuation to the Articles of Incorporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is:

4. Effective date of filing (optional): 1/12/06
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ATTACHMENT TO
CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF GREEN MOUNTAIN CAPITAL INC.

6. Reverse Stock Split. On January 12, 2006 (the "Effective Time"), shares of common stock held by each holder of record on such date shall be automatically consolidated at the rate of one for one thousand (1 for 1,000) without any further action on the part of the stockholders of the Corporation (the "Reverse Split"). All fractional shares owned by each stockholder of record will be aggregated and to the extent after aggregating all fractional shares any registered stockholder is entitled to a fraction of a share, such stockholder shall be entitled to receive one whole share in respect of such fraction of a share.

Each stock certificate issued prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of common stock, as the case may be, into which the shares represented by such certificate shall have been reclassified pursuant to the Reverse Split. Each stockholder of record of a certificate that represented shares of common stock immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate representing the number of shares of common stock immediately after the Reverse Split.